SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of April ___, 2006, by and among SECURUS TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower party hereto as the Guarantors (as defined in the hereinafter defined Credit Agreement), the Lenders (as defined below) signatory hereto, and ING CAPITAL LLC, in its capacity as the Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the financial institutions party thereto as lenders (the “Lenders”), the Syndicated Issuing Lender, the Alternative Issuing Lender, the Guarantors and the Administrative Agent are parties to that certain Credit Agreement, dated as of September 9, 2004, as amended by that certain First Amendment to Credit Agreement dated as of October 12, 2005 (as amended and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement” capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Administrative Agent and the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that certain provisions of the Credit Agreement be amended, including, without limitation, the definition of EBITDA; and

WHEREAS, the Lenders and the Administrative Agent are willing to agree to the requested amendments, but only upon the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments.

(a)  Amendment to Section 1.1.  Section 1.1 of the Credit Agreement, Definitions, is hereby amended and modified by replacing the definition of “EBITDA” in its entirety with the following definition:

“EBITDA” shall mean, with respect to the Borrower on a consolidated basis with its Subsidiaries for any period, the Net Income for such period, plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense, (iv) all other non-cash charges and non-cash losses, (v) purchase accounting adjustments, (vi) non-recurring severance payments and expenses relating thereto in the ordinary course of business or as a result of the consummation of the Tender Offer, the T-Netix Consolidation and the Merger,

(vii) fees, costs and expenses incurred in connection with the Tender Offer, the T-Netix Consolidation and the transactions consummated on the Agreement Date and contemplated by the Loan Documents, the Merger Documents and the Senior Note Documents to the extent such fees, costs and expenses are disclosed to the Administrative Agent in writing, (viii) the fees payable to H.I.G. under the Management Agreements, (ix) other success bonuses paid to H.I.G. or its Affiliates, (x) extraordinary losses, (xi) fees to directors of the Borrower and to former shareholders of the Target as contemplated by Section 8.4(c) and (xii) fees, costs and expenses incurred in connection with the restructuring of the Target and its Subsidiaries to the extent such fees, costs and expenses (A) are disclosed to the Administrative Agent in writing and (B) do not exceed $210,000 in the aggregate, minus (b) without duplication and to the extent added in computing Net Income for such period, (i) non-cash gains and other non-cash income and (ii) extraordinary gains, plus (c) for the fiscal quarter ending March 31, 2005, $294,000, plus (d) for the fiscal quarter ending June 30, 2005, $336,000, plus (e) for the fiscal quarter ending September 30, 2005, $221,000, plus (f) for the fiscal quarter ending December 31, 2005, $314,000, plus (g) the non-recurring costs incurred by the Borrower in fiscal years 2006 and 2007 in connection with compliance by the Borrower with SOX, to the extent such non-recurring costs do not exceed the amount of $750,000 in the aggregate in each such fiscal year, provided that the portion of such amount added back for each fiscal quarter of each such fiscal year shall be deemed to be the amount spent on a cumulative basis for such compliance in excess of (i) $125,000 for each fiscal quarter ended March 31, (ii) $250,000 for each fiscal quarter ended June 30, (iii) $375,000 for each fiscal quarter ended September 30 and (iv) $500,000 for each fiscal quarter ended December 31; provided, further, however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.

(b)  Amendment to Section 1.1.  Section 1.1 of the Credit Agreement, Definitions, is hereby further amended and modified by adding the following definition to such Section in the appropriate alphabetical location:

“SOX” shall mean the Sarbanes-Oxley Act of 2002, Pub. L. No. 107-204, 116 Stat. 745 (July 30, 2002), as the same has been, or shall hereafter be, renewed, extended, amended or replaced and the rules and regulations implementing the same.

(c)  Amendment to Section 7.3.  Section 7.3 of the Credit Agreement, Compliance Certificates, is hereby amended and modified by deleting such Section in its entirety and by substituting the following in lieu thereof:

Section 7.3  Compliance Certificates; Sarbanes-Oxley Add-Backs.

(a)  Quarterly and Annual Compliance Certificates. At the time the financial statements are furnished pursuant to Sections 7.1 and 7.2, a Compliance Certificate:

(i)  Setting forth as at the end of such quarter or year, as the case may be, the arithmetical calculations required to establish whether or not the Borrower Parties were in compliance with the requirements of the Financial Covenants; and

(ii)  Stating that, to the best of his or her knowledge, no Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred and whether it is continuing.

(b)  Sarbanes-Oxley Add-Backs. At the time the financial statements are furnished pursuant to Sections 7.1 and 7.2, documentation, in form and substance satisfactory to the Administrative Agent, supporting the add-backs to EBITDA described in clause (g) of the definition of EBITDA, together with such other data, reports, statements, or further information regarding such add-backs as the Administrative Agent may request.

2.  Conditions to Effectiveness of this Amendment.  Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Administrative Agent and the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (a) such fees as the Borrower has previously agreed to pay the Administrative Agent or any of its affiliates in connection with this Amendment, (b) reimbursement or payment of its costs and expenses incurred in connection with this Amendment (including reasonable fees, charges and disbursements of Paul, Hastings, Janofsky & Walker LLP, counsel to the Administrative Agent), and (c) each of the following:

(i)  executed counterparts to this Amendment from the Borrower, each of the Guarantors, the Majority Lenders and the Administrative Agent;

(ii)  documentation, in form and substance satisfactory to the Administrative Agent, supporting the non-recurring costs added back to EBITDA by the Borrower in fiscal year 2005 in connection with compliance by the Borrower with the Sarbanes-Oxley Act of 2002, Pub. L. No. 107-204, 116 Stat. 745 (July 30, 2002), together with such other data, reports, statements, or further information regarding such add-backs as the Administrative Agent may request;

(iii)  copies of the documents evidencing the dissolution of SpeakEZ, Inc. and T-Netix Monitoring Corporation; and

(iv)  all such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

3.  Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, each Borrower Party hereby represents and warrants to the Lender Group that:

(a)  the execution, delivery and performance by such Borrower Party of this Amendment (i) are within such Borrower Party’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of such Borrower Party’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Borrower Party or any of its Subsidiaries is a party or by which such Borrower Party or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Borrower Party or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other Person;

(b)  this Amendment has been duly executed and delivered for the benefit of or on behalf of each Borrower Party and constitutes a legal, valid and binding obligation of each Borrower Party, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)

(c)  all Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal or cancellation;

(d)  no change in the business, assets, management, operations, financial condition or prospects of the Borrower Parties has occurred since [September 30, 2005], which change has had or is reasonably likely to have a Materially Adverse Effect; and

(e)  after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

4.  Reaffirmations and Acknowledgments.

(a)  Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratify and confirm the terms of the Credit Agreement (including, without limitation, Article 3 thereof) with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lender Group or any other obligation of the Borrower, or any actions now or hereafter taken by the members of the Lender Group with respect to any obligation of the Borrower, Article 3 of the Credit Agreement (i) is and shall continue to be a primary obligation of the Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under the Guaranty Agreement.

(b)  Acknowledgment of Perfection of Security Interest. Each Borrower Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the other members of the Lender Group under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

5  Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower and the Guarantors to the Administrative Agent and the other members of the Lender Group. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the members of the Lender Group under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement. Reference to the Credit Agreement herein or in any other Loan Document shall be deemed to refer to the Credit Agreement as amended hereby. This Amendment shall not constitute a course of dealing with the Administrative Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by the Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, including, without limitation, Sections 1.1 and 7.3 of the Credit Agreement, as amended by this Amendment, except as expressly set forth herein. Each of the Borrower Parties acknowledges and expressly agrees that Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, including, without limitation, Sections 1.1 and 7.3 of the Credit Agreement, as amended by this Amendment. No Borrower Party has knowledge of any challenge to the Administrative Agent’s or any Lender’s claims arising under the Loan Documents or to the effectiveness of the Loan Documents.

6  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

7.  No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8.  Costs and Expenses.  The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this

Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

9.  Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10.  Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

11.  Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWER:	SECURUS TECHNOLOGIES, INC., a Delaware
corporation, as the Borrower

By:	/s/ KEITH KELSON
Name:	Keith Kelson
Title:	CFO

Attest:	/s/ RICHARD FALCONE
Name:	Richard Falcone
Title:	CEO

GUARANTORS:	T-NETIX, INC., a Delaware corporation, as a
Guarantor

By:	/s/ KEITH KELSON
Name:	Keith Kelson
Title:	CFO

TELEQUIP LABS, INC., a Nevada corporation,
as a Guarantor

By:	/s/ KEITH KELSON
Name:	Keith Kelson
Title:	CFO

T-NETIX TELECOMMUNICATIONS
SERVICES, INC., a Texas corporation, as a
Guarantor

By:	/s/ KEITH KELSON
Name:	Keith Kelson
Title:	CFO

EVERCOM HOLDINGS, INC., a Delaware
corporation, as a Guarantor

By:	/s/ KEITH KELSON
Name:	Keith Kelson
Title:	CFO

EVERCOM, INC., a Delaware corporation, as a
Guarantor

By:	/s/ KEITH KELSON
Name:	Keith Kelson
Title:	CFO

EVERCOM SYSTEMS, INC., a Delaware
corporation, as a Guarantor

By:	/s/ KEITH KELSON
Name:	Keith Kelson
Title:	CFO

MAJORITY LENDERS:	ING CAPITAL LLC, as a Lender

By:	/s/ JOHN LANIER
Name:	John Lanier
Title:	Director